FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
April 18, 2017	Vito S. Pantilione, President and CEO
John F. Hawkins, Senior Vice President and CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES 2017 FIRST QUARTER EARNINGS AND DECLARES A 10% STOCK DIVIDEND

WASHINGTON TOWNSHIP, NJ, April 18, 2017 - Parke Bancorp, Inc. ("Parke Bancorp") (NASDAQ: "PKBK"), the parent company of Parke Bank, announced its operating results for the quarter ended March 31, 2017. The Company's Board of Directors also declared a 10% stock dividend.  The stock dividend is payable on May 19, 2017, to stockholders of record as of May 5, 2017. As a result of the Board's action today, the outstanding shares of the Company's common stock will increase by approximately 688,846 shares, from 6,888,464 shares outstanding to 7,577,310 shares outstanding.
For the quarter ended March 31, 2017, net income available to common shareholders was $3.2 million, or $0.46 per common share and $0.38 per diluted common share, compared to net income available to common shareholders of $2.3 million, or $0.34 per common and $0.29 per diluted common share for the quarter ended March 31, 2016, an increase in quarterly net income of 36.9%.
The following is a recap of significant items that impacted the first quarter of 2017 compared to the same quarter last year:  an increase of $755,000 in interest income, primarily attributable to higher loan volumes, partially offset by an increase of $252,000 in interest expense due to higher deposit volumes; a $200,000 decrease in the provision for loan losses primarily due to improving loan quality; and a $708,000 decrease in noninterest income and a $1.0 million decrease in noninterest expense, both primarily attributable to the sale of the Company's SBA business in the second quarter of 2016.
At March 31, 2017, Parke Bancorp's total assets were to $1.0 billion, unchanged from December 31, 2016.
Parke Bancorp's total investment securities portfolio decreased to $45.5 million at March 31, 2017 from $47.1 million at December 31, 2016, a decrease of $1.6 million or 3.3%.
Parke Bancorp's total loans increased to $885.1 million at March 31, 2017 from $852.0 million at December 31, 2016, an increase of $33.1 million or 3.9%.
At March 31, 2017, Parke Bancorp had $10.4 million in nonperforming loans representing 1.2% of total loans, a decrease of $889,000 or 7.9% from $11.3 million at December 31, 2016. OREO at March 31, 2017 was $9.8 million, compared to $10.5 million at December 31, 2016 a decrease of 6.6%. OREO consisted of 13 properties, the largest being a condominium development in Absecon, NJ, recorded at $3.0 million. Nonperforming assets (consisting of nonperforming loans and OREO) represented 2.0% of total assets at March 31, 2017 as compared to 2.1% of total assets at December

31, 2016. Loans past due 30 to 89 days were $1.6 million at March 31, 2017, an increase $316,000 from the previous quarter end.
At March 31, 2017, Parke Bancorp's allowance for loan losses was $15.5 million, as compared to $15.6 million at December 31, 2016. The ratio of allowance for loan losses to total loans was 1.8% at March 31, 2017 and at December 31, 2016. The ratio of allowance for loan losses to non-performing loans improved to 148.7% at March 31, 2017, compared to 137.9%, at December 31, 2016.
At March 31, 2017, Parke Bancorp's total deposits were $787.0 million, down from $788.7 million at December 31, 2016, a decrease of $1.7 million or 0.2%. The decrease was primarily due to a large withdrawal from a commercial customer.
Parke Bancorp's total borrowings were $93.1 million at March 31, 2017 and December 31, 2016.
Total shareholders' equity increased to $129.7 million at March 31, 2017 from $127.1 million at December 31, 2016, an increase of $2.6 million or 2.1%.
Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp and Parke Bank, provided the following statement:
"Our continued strong loan growth contributed to the strength of our earnings in the 1st quarter, with our loan portfolio growing 3.9% from yearend 2016. Our earnings, quarter over quarter, increased 37%. We are pleased with the growth of our loans and deposits being supported by our two new full service branch offices located in Collingswood, NJ and Chinatown in Philadelphia. The economy appears to be improving and the Philadelphia real estate market continues to be strong in both rentals and sales of residential properties and mixed use properties. We believe that we are well positioned to continue growing our franchise through profitability. We are also pleased to declare the 10% stock dividend as another method to increase shareholder value in the Company."

Parke Bancorp, Inc. is the holding company for Parke Bank, which operates from its corporate headquarters in Washington Township, New Jersey and 6 branch offices in Washington Township, New Jersey, Northfield, New Jersey, Galloway Township, New Jersey, Collingswood, New Jersey, Center City Philadelphia, and Chinatown in Philadelphia. Parke Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to businesses and individuals primarily in Philadelphia and surrounding counties and Southern New Jersey. Parke Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Parke Bancorp's common stock is traded on the NASDAQ Capital Market under the symbol "PKBK".

This release may contain forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those currently anticipated due to a number of factors including but not limited to: our ability to continue to generate strong net earnings; our ability to continue to reduce our nonperforming loans and delinquencies and the expenses associated with them; our ability to realize a high recovery rate on disposition of troubled assets; our ability to take advantage of opportunities in the improving economy and banking environment; our ability to continue to pay a dividend in the future; our ability to enhance shareholder value in the future; our ability to prudently expand our operations in our market and in new markets; and our ability to continue to grow our loan portfolio, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

Statements of Condition Data
	March 31, 2017	December 31, 2016	% Change
	(in thousands)
Total Assets	$1,016,388	$1,016,185	0.0%
Cash and cash equivalents	39,730	70,720	-43.8%
Investment securities	45,541	47,078	-3.3%
Loans, net of unearned income	885,089	851,953	3.9%
Deposits	787,046	788,694	-0.2%
Borrowings	93,053	93,053	0.0%
Total shareholders' equity	129,744	127,134	2.1%

Operating Ratios
	Three Months Ended March 31,
	2017	2016
Return on average assets	1.41%	1.16%
Return on average common equity	11.73%	9.85%
Interest rate spread	3.80%	4.03%
Net interest margin	3.94%	4.15%
Efficiency ratio	38.22%	47.01%

Asset Quality Data
	March 31, 2017	December 31, 2016
	(in thousands)
Allowance for loan losses	$15,475	$15,580
Allowance for loan losses to total loans	1.75%	1.83%
Non-accrual loans	$10,409	$11,298
OREO	$9,829	$10,528

Statements of Income Data
	Three Months Ended March 31,
	2017	2016
	(in thousands)
Interest and dividend income	$11,097	$10,342
Interest expense	1,841	1,589
Net interest income	9,256	8,753
Provision for loan losses	500	700
Net interest income after provision for loan losses	8,756	8,053
Non-interest income	395	1,175
Non-interest expense	3,689	4,694
Income before income taxes	5,462	4,534
Provision for income taxes	2,004	1,546
Net income attributable to Company and noncontrolling interests	3,458	2,988
Net income attributable to noncontrolling interests	1	(380)
Net income attributable to Company	3,459	2,608
Preferred stock dividend and discount	(299)	(300)
Net income available to common shareholders	3,160	2,308

Basic income per common share	0.46	0.34
Diluted income per common share	0.38	0.29

Weighted shares - basic	6,876,915	6,843,076
Weighted shares - diluted	9,003,557	8,938,253